EXHIBIT 10.7


                                    MOMENTUM
                            HEALTHCARE SERVICES (TM)
                         NEXT GENERATION HEALTHCARE IT


                                December 5, 2009

Mr. Kanagasingam Kathirkama Thamby
Managing Director
GCI MSC BHD SDN
B-6-2, Megan Avenue II
12, Jalan Yap Kwan Seng
Kuala Lumpur 50450
Malaysia

     Re: Term Sheet for the Purchase of GCI MSC SDN BHD

Dear Kana:

It has been a pleasure dealing with you all of these years. In order to facilitate our continued collaboration, particularly as it relates to our business in the United States of America, we have proposed the following terms of acquisition of GCI MSC SDN BHD ("GCI"):

1. Valuation: We have agreed that the appropriate valuation of GCI, including all of its businesses throughout the world is $5 million. We have further agreed that the appropriate valuation of the Class B Common Stock of Momentum Healthcare Services, Inc. ("Momentum") is $5.00 per share. This is the same class of stock owned by the founders of Momentum, and carries 100:1 super voting rights. Class B Common Stock has equal ownership rights with Momentum's Class A Common Stock.

2. Momentum Healthcare Services, Inc. shall acquire 100% of the shares of GCI for 1,000,000 Class B Common Shares. These shares have a holding period of 2 years, after which they can be converted to Class A Common Shares.

3. We intend to register 6,000,000 shares of Momentum's Class A Common Stock for sale to the public through the U.S. Securities & Exchange Commission ("SEC"). This process has already begun. The transaction envisioned by this Term Sheet is to be closed prior to the time our registration of Class A Common Stock is "effective," as that term is used by the SEC.

4. Contingent upon our raising a minimum of $5 million in our IPO, our Board will agree in advance that you may return up to 100,000 shares of the Class B Common Stock you receive in this transaction, and be paid $500,000 in cash, leaving you and GCI's other shareholders with 900,000 shares of Class B Common Stock.


              3 Church Circle, Suite 130, Annapolis, MD 21401, USA
                   Tel: +1-410-919-7571, Fax: +1-443-403-2481
             sconover@momentumhealthtm.com, www.momentumhealthtm.com

5. You will continue to operate GCI autonomously for a period of 5 years, with salaries and benefits controlled by you up to $3 million in gross revenue. Above $3 million in gross revenue, Momentum and GCI will share profits on a 70:30 basis. Your autonomous control of GCI is conditioned upon you continuing to provide us with regular quarterly reports and annual audits of GCI's performance, for consolidation with Momentum's financial statements. Quarterly reports will be provided within 30 days after the close of any quarter, and an annual audit will be provided within 40 days after the close of any quarter.

6. GCI will support and assist Momentum with sales of GCI Healthcare IT modules in the United States on a non-exclusive basis. Revenue generated from sales through Momentum will be shared on a 50:50 basis. All sales by Momentum will be made using one of Momentum's proprietary brands.

7. Momentum envisions developing GCI's technology on new platforms over the coming 5 years. GCI will support Momentum in this endeavor on a good faith best efforts basis, and be paid GCI's cost plus 20% for these services. GCI will be responsible for the ongoing development of its technology in its current form.

8. We agree that this transaction (in #2 above) will not be registered with the Government of Malaysia for a period of 1 year after closing. You represent to us that this transaction is legal under the laws of Malaysia, and that during the time you continue to manage GCI autonomously on behalf of Momentum, you will insure that GCI maintains its legal status in every way with the Government of Malaysia and the governments of all other jurisdictions in which GCI operates.

9. We agree that you and your fellow shareholders in GCI may reverse this transaction (in #2 above) at any time for a period of 5 years by returning all of Momentum's Class B Common Stock and such other consideration as you may have received, at which time we will return to you 100% of the GCI shares transferred to Momentum. Each Director of Momentum will sign a separate document agreeing to this rescission term prior to closing.


              3 Church Circle, Suite 130, Annapolis, MD 21401, USA
                   Tel: +1-410-919-7571, Fax: +1-443-403-2481
             sconover@momentumhealthtm.com, www.momentumhealthtm.com

10.  At closing, you will provide us with:

     a. GCI's Annual Financial Audit for 2008, and the unaudited quarterly reports between the close of GCI's fiscal year and the date of closing;

     b.   Stock certificates for 100% of the shareholding of GCI; and

     c. A "Stock Powers" document, in a form satisfactory to Momentum, transferring the GCI stock to Momentum.

11.  At closing, we will provide you with:

     a. A document satisfactory to you, signed by all Directors of Momentum, granting you the rescission right for this transaction, if you should choose to exercise that right within 5 years. This document will also confirm the agreement of Momentum to pay you $500,000 for 100,000 shares of Class B Common Stock, conditioned upon Momentum's success in raising not less than $5,000,000 in its IPO.

     b. 1,000,000 shares of Class B Common Stock of Momentum, divided among you and your fellow owners of GCI in proportions you designate prior to closing.

Please indicate your agreement to these terms and that of your fellow shareholders by countersigning this letter below. We will endeavor to close this transaction during your forthcoming visit to the United States.


                       Very truly yours,


                       MOMENTUM HEALTHCARE SERVICES, INC.

                       /s/ DONALD L. CONOVER
                       __________________________________
                       By: Donald L. Conover, President


              3 Church Circle, Suite 130, Annapolis, MD 21401, USA
                   Tel: +1-410-919-7571, Fax: +1-443-403-2481
             sconover@momentumhealthtm.com, www.momentumhealthtm.com

Accepted:


/s/ KANAGASINGAM KATHIRKAMA THAMBY
__________________________________
    GCI MSC SDN BHD

By: Kanagasingam Kathirkama Thamby,
    Managing Director
Dated: December 21, 2009



/s/ KANAGASINGAM KATHIRKAMA THAMBY
__________________________________
    Kanagasingam Kathirkama Thamby,
    As Individual Shareholder



/s/ MALAR MUTHIAH
__________________________________
    Thavamalar Muthiah,
    As Individual Shareholder



/s/ MOHD RAKESH ABDUL RAHMAN
__________________________________
    Mohd Rakesh Abdul Rahman,
    As Individual Shareholder



/s/ TAZNEEM MYDIN PILLAY
__________________________________
    Tazneem Mydin Pillay,
    As Individual Shareholder














              3 Church Circle, Suite 130, Annapolis, MD 21401, USA
                   Tel: +1-410-919-7571, Fax: +1-443-403-2481
             sconover@momentumhealthtm.com, www.momentumhealthtm.com